Exhibit 99.1

June 10, 2013

Plexus Announces Executive Leadership and Organizational Changes

NEENAH, WI, June 10, 2013 - Plexus Corp. (NASDAQ: PLXS), today, announced the promotion of two Executive Officers. Todd Kelsey, 48, is appointed to Executive Vice President and Chief Operating Officer and Steve Frisch, 47, is appointed to Executive Vice President, Global Customer Services.

With his promotion to Chief Operating Officer, Mr. Kelsey assumes leadership responsibilities for all facets of the company’s customer-focused Product Realization Value Stream, including: market development, customer services, engineering solutions, manufacturing solutions, supply chain and regional teams. Mr. Kelsey has been with Plexus since 1994, most recently leading our Global Customer Services organization since 2007.

In his appointment to Executive Vice President, Global Customer Services, Mr. Frisch assumes leadership responsibility for the company’s market-sector focused growth strategies and customer relationship management teams. At Plexus, these teams are accountable for delivering value-based solutions to customers and ensuring flawless execution and customer satisfaction. Mr. Frisch has been with Plexus since 1990, serving as Senior Vice President of Global Engineering Solutions since 2007, and concurrently as Regional President – Plexus EMEA since 2010.

Dean Foate, Chairman, President and CEO commented, “As we continue to scale the business globally, the Chief Operating Officer position provides greater organizational alignment and accountability to drive operating performance consistent with the company’s financial targets. Todd’s recent leadership of Global Customer Services makes him uniquely qualified to ensure customer service excellence is central to our operational execution throughout Plexus.”

Mr. Foate continued, “Steve has been instrumental in leading the development of our EMEA regional growth strategy, positioning Plexus for success in that important market. Steve’s global engineering solutions background in combination with his EMEA leadership experience brings a comprehensive perspective to optimizing value-based solutions for our customers.”

Mr. Foate concluded, “Both Todd and Steve are seasoned and trusted leaders that consistently deliver results. I am delighted to announce this progression in their careers as we refine the company’s organizational structure to support the next phase of global growth and scale.”

For further information, please contact:

Ginger Jones, Senior VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com

About Plexus Corp. – The Product Realization Company

Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

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